Exhibit 10.1

December 27, 2017

Mr. Michael P. Monahan

[Address Redacted]

RE:Second Amendment to Employment Agreement

Dear Mike:

Reference is hereby made to the letter agreement between us dated April 19, 2013, as amended by that letter agreement dated January 2, 2015 (as so amended, the “Agreement”).  The parties hereby agree to further amend the Agreement as of the date first set forth above on the terms set forth in this letter agreement (this “Second Amendment”).

With respect to the provisions in the Agreement set forth opposite the caption labelled “Annual Cash Bonus Opportunity”, the first sentence thereof is hereby deleted in its entirety and replaced with the following: “Commencing January 1, 2018, target annual bonus will be 75% of the then current Base Salary (provided that the Compensation Committee or the Board, as applicable, may, in its sole discretion, increase the target annual bonus from time to time).” Except as expressly amended by this Second Amendment, the terms of the Agreement are unchanged and remain in full force and effect.

To acknowledge your agreement with the foregoing, please sign this Second Amendment in the space provided below and return it to me.  Please retain a copy for your records.

Sincerely,

/s/ Dawn M.Zier

Dawn M. Zier

President and CEO

Agreed and accepted:

/s/ Michael P. Monahan

Michael P. Monahan